Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in this amendment no. 2 to the Registration Statement (Amendment No. 2) on Form S-4 of our report dated October 25, 2007 relating to the financial statements of Global Services Partners Acquisition Corporation as of and for the periods ended July 31, 2007, which are contained in the Registration Statement.

Our report contains an explanatory paragraph regarding uncertainties as to the ability of the Company to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Registration Statement.

/s/ BDO Seidman, LLP
New York, New York

March 31, 2008